847 Putnam MN Tax Exempt
11/30/03 Semi-Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		2,237
Class B	 	727

72DD2 (000s omitted)

Class M		26

73A1

Class A		0.1798
Class B		0.1499

73A2
Class M 	0.1662

74U1 (000s omitted)

Class A		11,801
Class B		4,464

74U2 (000s omitted)

Class M		159

74V1

Class A		9.08
Class B		9.05

74V2

Class M		9.08